Exhibit 99.1

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Patrick J. Connolly EVP, Chief Strategy and Business Development Officer (415) 616-8746

Williams-Sonoma, Inc. Announces Election of

Jerry Stritzke to Board of Directors

San Francisco, CA, March 23, 2016 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Jerry Stritzke has been elected to its Board of Directors.

“We are thrilled to have Jerry join our Board,” said Adrian Bellamy, Chairman of the Board of Directors of Williams-Sonoma, Inc. “He brings extensive specialty retail experience that we believe will add great value to our Board.”

Laura Alber, President and Chief Executive Officer, joined Mr. Bellamy in welcoming Mr. Stritzke to the Board. “Jerry is a widely respected leader in specialty retail, and we believe his success in brand building, retail operations and global sourcing will bring tremendous insight to our Board,” she said. “We are very excited that he is joining us.”

Mr. Stritzke has served as the President and Chief Executive Officer of Recreational Equipment, Inc. (REI), the nation’s largest outdoor co-operative, founded in 1938, since September 2013. Prior to REI, Mr. Stritzke served as the President and Chief Operating Officer of Coach, Inc. from 2008 to 2013. From 1997-2007, Mr. Stritzke held several executive positions with Limited Brands, Inc., most recently as Chief Operations Officers and Co-Leader of Victoria’s Secret. During his career with Limited Brands, Mr. Stritzke also served as Chief Executive Officer of a subsidiary company, Mast Industries, which handled all aspects of apparel production and sourcing for both the Limited Brands companies and other leading specialty retail brands.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams-Sonoma Home, Rejuvenation, and Mark and Graham – are marketed through e-commerce websites, direct mail catalogs and 618 stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide, and has unaffiliated franchisees that operate stores in the Middle East and the Philippines and stores and e-commerce websites in Mexico.